CONTINENTAL AIRLINES, INC.

                           $250,000,000

                   9 1/2 % Senior Notes due 2001

                        PURCHASE AGREEMENT

                                                   December 4, 1996
Lehman Brothers Inc.
Three World Financial Center
New York, New York 10285

Dear Sirs:

           1. Introductory. Continental Airlines, Inc., a Delaware corporation (the "Company"), proposes to issue and sell to Lehman Brothers Inc. (the "Initial Purchaser") $250,000,000 aggregate principal amount of its 9 1/2 % Senior Notes due 2001 (the "Notes") on the terms and conditions stated herein. The Notes are to be issued pursuant to an indenture to be dated as of December 10, 1996 (the "Indenture") between the Company and the trustee named therein (the "Trustee").

           Capitalized terms used but not defined herein have the meanings to be assigned to them in the Offering Memorandum (as defined below) or the Indenture.

           The Company understands that the Initial Purchaser proposes to make an offering of the Notes on the terms, subject to the conditions and in the manner to be set forth in the Offering Memorandum and Section 4 hereof, as soon as the Initial Purchaser deems advisable after this Agreement has been executed and delivered.

           The holders of the Notes will be entitled to the benefits of a Registration Rights Agreement, in a form reasonably satisfactory to the Initial Purchaser (the "Registration Rights Agreement"), pursuant to which the Company will file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering the Exchange Notes referred to in such Registration Rights Agreement (the "Exchange Notes") or the Notes under the Securities Act.

           The Company hereby agrees with the Initial Purchaser as follows:

           2. Representations and Warranties. The Company represents and warrants to, and agrees with, the Initial Purchaser that:

           (a) In connection with the sale of the Notes, the Company will prepare a final offering memorandum dated the date of this Agreement which will contain a description of the Notes substantially in the form of Annex A hereto and be in a form reasonably satisfactory to the Initial Purchaser (such final offering memorandum, in the form first furnished to the Initial Purchasers for use in connection with the offering of the Notes, the "Offering Memorandum"). The Company hereby confirms that it has authorized the use of the Offering Memorandum in connection with the offer and resale of the Notes by the Initial Purchaser. As of its date, the Offering Memorandum will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Offering Memorandum based upon written information furnished to the Company by the Initial Purchaser.

           (b) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own, lease and operate its property and to conduct its business as will be described in the Offering Memorandum; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Company and its consolidated subsidiaries taken as a whole (a "Material Adverse Effect").

           (c) Each of Continental Micronesia, Inc., Air Micronesia Inc. and Continental Express, Inc. (together, the "Subsidiaries") has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as will be described in the Offering Memorandum; and each Subsidiary is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable; and except as will be described in the Offering Memorandum, each Subsidiary's capital stock owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

           (d) Except as will be described in the Offering Memorandum, the Company is not in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its properties may be subject, except for such defaults that would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action of the Company and will not result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any indenture, loan agreement, con-tract or other instrument to which the Company is a party or by which the Company may be bound or to which any of the property or assets of the Company is subject which breach, default, lien, charge or encumbrance, individually or in the aggregate, would have a Material Adverse Effect, nor will any such execution, delivery or performance result in any violation of the provisions of the charter or by-laws of the Company or any statute, any rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Company.

           (e) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the valid authorization execution and delivery by the Company of this Agreement and the Registration Rights Agreement and for the consummation of the transactions contemplated herein and therein, except such as may be required (i) under the securities or Blue Sky laws of the various states and (ii) under the Securities Act of 1933, as amended (the "Securities Act"), the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") or rules of the National Association of Securities Dealers in connection with the registration of the Notes or the Exchange Notes under the Securities Act pursuant to the Registration Rights Agreement.

           (f) This Agreement has been duly authorized, executed and delivered by the Company.

           (g) The Registration Rights Agreement will constitute, when duly executed and delivered by the Company, assuming that such Registration Rights Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, each other party thereto, the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except
      (i) as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally and (ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

           (h) The consolidated financial statements to be included in the Offering Memorandum, together with the related notes thereto, present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise to be stated in the Offering Memorandum.

           (i) The Company is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended, holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of the United States Code, as amended, for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more cargo. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

      (j) The Notes have been duly authorized by the Company; when executed, authenticated, issued and delivered in the manner provided for in the Indenture and sold and paid for as provided in this Agreement, the Notes will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and the Notes will conform in all material respects to the description thereof to be contained in the Offering Memorandum.

           (k) Except as will be disclosed in the Offering Memorandum, the Company and the Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects except where the failure to have such title would not have a Material Adverse Effect; and except as will be disclosed in the Offering Memorandum, the Company and the Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would have a Material Adverse Effect.

           (l) Except as will be disclosed in the Offering Memorandum, there is no action, suit or proceeding before or by any governmental agency or body or court, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties that could reasonably be expected to result in a Material Adverse Effect or that could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement or the Registration Rights Agreement; all pending legal or governmental proceedings to which the Company is a party or which affect any of its properties that will not be described in the Offering Memorandum, including ordinary routine litigation incidental to its business, are not in the aggregate reasonably expected to have a Material Adverse Effect.

           (m) Except as will be disclosed in the Offering
      Memorandum, no labor dispute with the employees of the Company or any subsidiary exists or to the knowledge of the Company is imminent that might have a Material Adverse
      Effect.

           (n) Each of the Company and the Subsidiaries has all necessary consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, to own, lease, license and use its properties and assets and to conduct its business in the manner to be described in the Offering Memorandum, except to the extent that the failure to so obtain or file would not have a Material Adverse Effect.

      (o) The Registration Rights Agreement and the Indenture conform in all material respects to the descriptions thereof that will be contained in the Offering Memorandum.

           (p) Except as will be disclosed in the Offering Memorandum, neither the Company nor any of the Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances (collectively, "environmental laws"), owns or operates any real property contaminated with any substance that is subject to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim individually or in the aggregate is reasonably expected to have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

           (q) The accountants that examined and issued an auditors report with respect to the consolidated financial statements of the Company to be included in the Offering Memorandum are independent public accountants within the meaning of the Securities Act and the regulations thereunder.

           (r) The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

           (s) Assuming the accuracy of the representations and warranties and compliance with the agreements made by the Initial Purchaser in this Agreement, the offer and sale of the Notes to the Initial Purchaser in the manner contemplated by this Agreement will be exempt from the registration requirement of the Securities Act by reason of
      Section 4(2) thereof and Regulation S thereunder; and it is not necessary to qualify the Indenture under the Trust Indenture Act in respect of any such offer or sale.

           (t) Neither the Company, nor any of its affiliates, nor any person acting on its behalf (i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. Person (as such terms are defined in Regulation S under the Securities Act) the Notes or any security of the same class or series as the Notes or (ii) has offered or will offer or sell the Notes
      (A) in the United States by means of any form of "general solicitation" or "general advertising" within the meaning of Rule 502(c) under the Securities Act or (B) with respect to any securities sold in reliance on Rule 903 of Regulation S under the Securities Act, by means of any "directed selling efforts" within the meaning of Rule 902(b) of Regulation S. The Company has not entered and will not enter into any contractual arrangement with respect to the distribution of the Notes except for this Agreement.

           3. Purchase, Sale and Delivery of Notes. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and the conditions herein set forth, the Company agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, $250,000,000 aggregate principal amount of Notes, at a purchase price of 97.50% of the principal amount thereof.

           The Company will issue and deliver against payment of the purchase price the Notes purchased by the Initial Purchaser hereunder and to be offered and sold by the Initial Purchaser in reliance on Regulation S (the "Regulation S Notes") in the form of one or more temporary global securities in registered form without interest coupons (the "Temporary Regulation S Notes") which will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") for the respective accounts of the DTC participants for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear"), and Cedel Bank societe anonyme ("Cedel") and registered in the name of Cede & Co., as nominee for DTC. The Company will issue and deliver against payment of the purchase price the Notes to be purchased by the Initial Purchaser hereunder and to be offered and sold by the Initial Purchaser in reliance on Rule 144A under the Securities Act (the "144A Notes") in the form of one or more permanent global securities in definitive form without interest coupons (the "Restricted Global Notes") deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The Regulation S Notes and the 144A Notes shall be assigned separate CUSIP numbers. Each Restricted Global Note shall include the legend regarding restrictions on transfer to be set forth under "Transfer Restrictions" in the Offering Memorandum. Until the termination of the restricted period (as defined in Regulation S) with respect to the offering of the Notes, interests in the Regulation S Notes may only be held by the DTC participants for Euroclear and Cedel. Interests in any permanent global Notes will be held only in book entry form through Euroclear, Cedel or DTC, as the case may be, except in the limited circumstances to be described in the Offering Memorandum.

           Payment for the Notes shall be made by the Initial Purchaser in federal (same day) funds by official check or checks or wire transfer to an account previously designated to the Initial Purchaser by the Company at a bank acceptable to the Initial Purchaser drawn to the order of the Company at the office of Shearman & Sterling, 599 Lexington Avenue, New York, New York, at 10:00 A.M. (New York time), on December 10, 1996, or at such other time not later than seven full business days thereafter as the Initial Purchaser and the Company determine, such time being herein referred to as the "Closing Date", against delivery to the Trustee as custodian for DTC of (i) the Temporary Regulation S Note representing all of the Regulation S Notes for the respective accounts of the DTC participants for Euroclear and Cedel and (ii) the Restricted Global Note representing all of the 144A Notes. The Temporary Regulation S Notes and the Restricted Global Notes will be made available for checking at the above office of Shearman & Sterling at least 24 hours prior to the Closing Date.

           Notwithstanding the foregoing, any Notes sold by the Initial Purchaser to Institutional Accredited Investors (as hereinafter defined) pursuant to Section 4(c) shall be issued in definitive, fully registered form ("Definitive Notes") and shall bear the legend relating thereto to be set forth under "Transfer Restrictions" in the Offering Memorandum, but shall be paid for in the manner set forth in the preceding paragraph. Definitive Notes shall be registered in such names and in such denominations as the Initial Purchaser may request not less than two full business days in advance of the Closing Date.

           4. Representations by the Initial Purchasers: Resale by the Initial Purchasers. (a) The Initial Purchaser represents and warrants to the Company that it is an "accredited investor" within the meaning of Regulation D under the Securities Act.

           (b) The Initial Purchaser acknowledges that the Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. The Initial Purchaser represents and agrees that it has offered and sold the Notes and will offer and sell the Notes (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date only (x) to Qualified Institutional Buyers as defined in Rule 144A ("QIBs") in compliance with Rule 144A, (y) to a limited number of Institutional Accredited Investors in accordance with subsection
(c) of this Section 4 and (z) outside the United States to persons other than U.S. persons ("foreign purchasers"), in accordance with Rule 903 of Regulation S under the Securities Act thereof. Accordingly, neither the Initial Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Notes, and the Initial Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirements of Regulation S. The Initial Purchaser agrees that, at or prior to confirmation of sale of the Notes, other than a sale pursuant to Rule 144A or to an Institutional Accredited Investor, the Initial Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Notes from it during the restricted period a confirmation or notice to substantially the following effect:

           "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date except in either case in accordance with Regulation S (or Rule 144A, if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S."

           Terms used in this subsection (b) have the meanings given to them by Regulation S.

           (c) The Initial Purchaser may offer and sell Notes in definitive, fully registered form to a limited number of institutions, each of which is reasonably believed by the Initial Purchaser to be an "accredited investor" within the meaning of Rule 501(a)(1), (2), or (3) or (7) under the Securities Act or an entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a)(1), (2) or (3) under the Securities Act (each, an "Institutional Accredited Investor"); provided that each such Institutional Accredited Investor executes and delivers to the Initial Purchaser and the Company, prior to the consummation of any sale of Notes to such Institutional Accredited Investor, an Accredited Investor Letter in substantially the form to be attached as Appendix III to the Offering Memorandum (an "Accredited Investor Letter").

           (d) The Initial Purchaser represents and agrees that (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investments Advertisements) (Exemptions) Order 1996 or is person to whom such document may otherwise lawfully be issued or passed on.

           (e) The Initial Purchaser agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with any distributor (as that term is defined for purposes of Regulation S) with respect to the distribution of the Notes except with the prior written consent of the Company.

           (f) The Initial Purchaser represents and agrees that neither it nor any person acting on its behalf has engaged or will engage in any form of "general solicitation" or "general advertising," within the meaning of Rule 502(c) under the Securities Act in connection with any offer or sale of Notes in the United States. The Initial Purchaser agrees, with respect to resales made in reliance on Rule 144A of any of the Notes, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Notes has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

           5. Certain Agreements of the Company. The Company agrees with the Initial Purchaser that:

           (a) The Company will advise the Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplementation without the Initial Purchaser's consent, which consent will not be unreasonably withheld. If, at any time prior to the completion of the resale of the Notes by the Initial Purchaser any event occurs as a result of which the Offering Memorandum as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company promptly will notify the Initial Purchaser of each event and promptly will prepare, at its own expense, an amendment or supplement which will correct such statement or omission. Neither the Initial Purchaser's consent to, nor the Initial Purchaser's delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6.

            (b) Notwithstanding any provision of paragraph (a) to the contrary, the Company's obligations under paragraph (a) shall terminate on the earlier to occur of (i) the effective date of an exchange offer registration statement or shelf registration statement with respect to the Notes filed pursuant to the Registration Rights Agreement and
      (ii) the date upon which the Initial Purchaser and its affiliates cease to hold Notes acquired as part of their initial distributions, provided that the costs and expenses of performing such obligations at any time after one year from the Closing Date shall be paid by the Initial Purchaser.

           (c) The Company will furnish to the Initial Purchaser copies of the Offering Memorandum and all amendments and supplements thereto, in each case as soon as available and in such quantities as the Initial Purchaser reasonably requests. So long as any of the Notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, at any time when the Company is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company will provide to any holder of such restricted securities, or to any prospective purchaser of such restricted securities designated by a holder, upon the request of such holder or prospective purchaser, any information required to be delivered to holders and prospective purchasers of the Notes pursuant to Rule 144A(d)(4) under the Securities Act. This covenant is intended to be for the benefit of the holders, and prospective purchasers designated by such holders, from time to time of such restricted securities.

           (d) The Company will arrange for the qualification of the Notes for sale under the applicable securities or "blue sky" laws of such jurisdictions in the United States as the Initial Purchaser reasonably designates and will continue such qualifications in effect so long as required for the resale of the Notes by the Initial Purchaser; provided that the Company will not be required to (i) qualify as a foreign corporation or as a dealer in securities, (ii) file a general consent to service of process or (iii) subject itself to taxation in any such state.

           (e) During the period of five years hereafter, the Company will promptly furnish to the Initial Purchaser upon request, a copy of its Annual Report on Form 10-K and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders.

           (f) During the period of three years after the Closing
      Date, the Company will, upon request, furnish to the Initial Purchaser and any holder of Notes a copy of the restrictions on transfer applicable to the Notes.

           (g) During the period of three years after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities
      Act) to, resell any of the Notes that have been reacquired by any of them.

           (h) The Company will pay all expenses incident to the performance of its obligations under this Agreement, including
      (i) the preparation, printing and distribution of the Offering Memorandum and any amendments thereof or supplements thereto,

      (ii) the preparation, printing and distribution of this Agree-ment, the Registration Rights Agreement, the Notes and any Blue Sky Memorandum or Legal Investment Survey by the Initial Purchaser's counsel, (iii) the delivery of the Notes, (iv) the reasonable fees and disbursements of the counsel and accountants for the Company, (v) the expenses of qualifying the Notes under state securities laws in accordance with the provisions of paragraph (d) of this Section, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchaser in connection therewith,
      (vi) the fees and expenses of the Trustee and the reasonable fees and disbursements of its counsel, (vii) any fees charged by rating agencies for rating the Notes,
      (viii) any fees of the National Association of Securities Dealers, Inc. with respect to admitting the Notes for trading in the PORTAL market, (ix) all reasonable travel, lodging and other expenses of the Initial Purchaser and the Company's officers and employees and any other expenses in connection with attending or hosting meetings with prospective purchasers of Notes and (xi) all other expenses incurred by the Initial Purchaser in connection with the transactions contemplated by this Agreement.

           (i) In connection with the offering, until the Initial Purchaser shall have notified the Company of the completion of the resale of the Notes, neither the Company nor any of its affiliates has bid for or purchased or will bid for or purchase, either alone or with one or more other persons, for any account in which it or any of its affiliates has a beneficial interest any Notes; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Notes.

           6. Conditions of the Obligations of the Initial Purchaser. The obligations of the Initial Purchaser to purchase and pay for the Notes will be subject to the accuracy of the representations and warranties on the part of the Company herein to the accuracy, as of the Closing Date, of the statements of officers of the Company made in writing pursuant to the provisions of this Agreement, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

           (a) Subsequent to the date of this Agreement and prior to the Closing Date,

                (i) there shall not have occurred any
           downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company's securities (except for any pass through certificates) by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

                (ii) there shall not have occurred any change, or any development involving a prospective change, in the condition (financial or otherwise) business, properties or results of operations, of the Company and its consol-idated subsidiaries, taken as a whole, from that to be set forth in the Offering Memorandum that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Notes on the terms and in the manner to be contemplated in the Offering Memorandum.

           (b) The Initial Purchaser shall have received a letter, dated the Closing Date, of Ernst & Young LLP in form and substance satisfactory to the Initial Purchaser, containing statements and information of the type ordinarily included in accountants "comfort letters".

           (c) On the Closing Date, the Initial Purchaser shall have received:

                (1) The favorable opinion, dated as of the Closing Date, of Cleary, Gottlieb, Steen and Hamilton, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Initial
           Purchaser.

                (2) The favorable opinion, dated as of the Closing Date from Jeffery A. Smisek, Executive Vice President and General Counsel of the Company, in form and substance reasonably satisfactory to the Initial Purchaser.

                (3) The favorable opinion, dated as of the Closing Date, of Shearman & Sterling, counsel for the Initial Purchaser, with respect to the validity of the Notes, the Offering Memorandum, the exemption from registration for the offer and sale of the Notes to the Initial Purchaser and the resales by the Initial Purchaser as contemplated hereby and other related matters as the Initial Purchaser may require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

           (d) The Initial Purchaser shall have received a certificate, dated the Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers shall state that, to the best of their knowledge after reasonable investigation, the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date as if made on the Closing Date, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the dates of the Company's most recent audited financial statements, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole, except as will be set forth in or contemplated by the Offering Memorandum.

           (e) At the Closing Date, the Registration Rights
      Agreement shall have been duly executed, delivered and be in full force and effect.

           (f) On the Closing Date, the Notes shall be rated not lower than Ba3 by Moody's Investors Service, Inc., B by
      Standard & Poor's Rating Group and BB- by Duff & Phelps.

           The Company will furnish the Initial Purchaser with such conformed copies of such opinions, certificates, letters and documents as the Initial Purchaser reasonably requests.

           7. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless the Initial Purchaser, and each Person, if any, who controls such Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, or is under common control with the Initial Purchaser, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by the Initial Purchaser or any such controlling or affiliated person in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use therein.

           (b) The Initial Purchaser agrees to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Initial Purchaser but only with reference to information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use in the Offering Memorandum or any amendments or supplements thereto.

           (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either paragraph (a) or (b) above, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Initial Purchaser in the case of parties indemnified pursuant to paragraph (a) above and by the Company in the case of parties indemnified pursuant to paragraph (1)) above. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested in writing an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 90 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement, unless such fees and expenses are being disputed in good faith. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

           (d) To the extent the indemnification provided for in paragraph (a) or (b) of this Section 7 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other hand, from the offering of such Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Initial Purchaser on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand in connection with the offering of such Notes shall be deemed to be in the same respective proportions as the net proceeds from the offering of such Notes (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchaser in respect thereof bear to the aggregate offering price of such Notes. The relative fault of the Company on the one hand and of the Initial Purchaser on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

           (e) The Company and the Initial Purchaser agree that it would not be just or equitable if contribution pursuant to this
Section 7 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Notes resold by it in the initial placement of such Notes were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation
(within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The indemnity and contribution provisions contained in this Section 7 and the representations and warranties of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Initial Purchaser or any person controlling the Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and
(iii) acceptance of and payment for any of the Notes. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

           8. Survival of Certain Representations and
Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Initial Purchaser set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchaser, the Company or any of their respective representatives, officers or directors or any controlling person and will survive delivery of and payment for the Notes. If for any reason the purchase of the Notes by the Initial Purchaser is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company and the Initial Purchaser pursuant to
Section 7 shall remain in effect. If the purchase of the Notes by the Initial Purchaser is not consummated for any reason other than solely because of the occurrence of the termination of the Agreement pursuant to Section 9 the Company will reimburse the Initial Purchaser for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) reasonably incurred by them in connection with the offering of such Notes and comply with its obligations under Section 5(h).

           9. Termination. This Agreement shall be subject to termination by notice given by the Initial Purchaser to the Company, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers, Inc., (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market,
(iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in the Initial Purchaser's judgment, is material and adverse and (b) in the case of any of the events specified in clauses (a)(i) through (iv), such event singly or together with any other such event makes it, in the Initial Purchaser's judgment, impracticable to market the Notes on the terms and in the manner to be contemplated in the Offering Memorandum.

           10. Notices. All communications hereunder will be in writing and, if sent to the Initial Purchaser, will be mailed, delivered or sent by facsimile transmission to (212) 526-3738 and confirmed to the Initial Purchaser, at Lehman Brothers Inc., Three World Financial Center, New York, N.Y. 10285, Attention:
David Coquillette, or, if sent to the Company, will be mailed, delivered or sent by facsimile transmission and confirmed to it at 2929 Allen Parkway, Houston, TX 77019, Attention: Chief Financial Officer and General Counsel, facsimile number (713) 834- 2687; provided, however, that any notice to the Initial Purchaser pursuant to Section 7 will be sent by facsimile transmission, delivered or telegraphed and confirmed to the Initial Purchaser.

           11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in
Section 7, and no other person will have any right or obligation hereunder, except as expressly set forth in Section 5(c) hereof against the Company as if such holders were parties hereto.

           12. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

           13.  APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED
BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

           The Company hereby submits to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

           If the foregoing is in accordance with the Initial
Purchaser's understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Initial Purchaser and the Company in accordance with its terms.

                             Very truly yours,
                             CONTINENTAL AIRLINES, INC.

                             By:  /s/  Lawrence W. Kellner
                                --------------------------------
                             Name:  Lawrence W. Kellner
                             Title: Executive Vice President and
                                      Chief Financial Officer

The foregoing Purchase
Agreement is hereby confirmed
and accepted as of the date
first above written.

LEHMAN BROTHERS INC.


By:__________________________
   Name:
   Title:

           If the foregoing is in accordance with the Initial
Purchaser's understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Initial Purchaser and the Company in accordance with its terms.

                             Very truly yours,
                             CONTINENTAL AIRLINES, INC.

                             By:____________________________
                                Name:
                                Title:

The foregoing Purchase
Agreement is hereby confirmed
and accepted as of the date
first above written.

LEHMAN BROTHERS INC.


By:  /s/ Peter Wexler
   --------------------------
   Name:  Peter Wexler
   Title:  Managing Director